UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2007

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-14643	34-1482024
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The Company has executed a Second Amended and Restated Credit Agreement dated September 13, 2007 (the “Credit Agreement”) with KeyBank National Association, as agent for the lenders from time to time party thereto (“Agent”), and the following lenders (“Lenders”): KeyBank National Association, JPMorgan Chase Bank, National Association, PNC Bank, National Association, BMI Capital Markets Financing Inc., National City Bank, US Bank National Association, CitiBank, N.A., LaSalle Bank National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch, RBS Citizens, N.A., Bank of America, N.A. and Banco Bilbao Vizcaya Argentaria. The Credit Agreement amends, restates and replaces the Company’s Amended and Restated Credit Agreement dated March 29, 2004, as amended (“Original Credit Agreement”), which was to mature in June, 2010. The Company and its subsidiaries maintain banking relationships with a majority of the Lenders and/or their affiliates, under the Original Credit Agreement and/or otherwise, pursuant to which the Lenders provide lending, other banking, financial advisory and/or investment banking services. The Company’s obligations under the Credit Agreement are unsecured but guaranteed by its domestic material subsidiaries (as defined in the Credit Agreement).

The Credit Agreement provides $400 million of credit (which may be increased by up to an additional $100 million in specified circumstances) for borrowings and letters of credit and will mature September 13, 2012. The aggregate unpaid principal amount of all borrowings, to the extent not previously repaid, is repayable on that date. Borrowings also are repayable at such other earlier times as may be required under or permitted by the terms of the Credit Agreement. Borrowings bear interest at floating rates based upon the Base Rate (as defined) or fixed rates based upon the Eurodollar Rate or Alternate Currency Rate (as defined), plus the applicable margin then in effect under the Credit Agreement based upon the Company’s leverage ratio. Interest on floating rate loans is payable quarterly in arrears and interest on fixed rate loans is payable at the end of the relevant interest period therefor, but in no event less frequently than every three months. There is no premium or penalty for prepayment of floating rate loans but prepayments of fixed rate loans may be subject to a prepayment fee. The Credit Agreement also permits the Company to make short term “Swing Loan” borrowings from the Agent in an aggregate amount not to exceed $35 million outstanding at any time. Swing Loans bear interest at the Agent’s cost of funds plus the applicable margin then in effect.

The Credit Agreement contains customary representations and warranties and covenants, including restrictions on the incurrence of indebtedness and creation of liens, limitations on acquisitions and dispositions and required maintenance of certain financial ratios. The Credit Agreement also contains customary Events of Default, which include payment and other covenant defaults, breaches of representations and warranties, changes in control (as defined), certain ERISA defaults or failures to pay money judgments and certain defaults in respect of material indebtedness (indebtedness the aggregate principal amount of which exceeds $40 million), upon the occurrence of which, among other remedies, the Lenders may terminate their commitments and accelerate the maturity of indebtedness and other obligations under the Credit Agreement.

The foregoing is a summary of the terms and conditions of the Credit Agreement and does not purport to be a complete discussion of that document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By:	/s/ Mark D. McGinley
Mark D. McGinley
Senior Vice President, General Counsel, and Secretary

Date: September 14, 2007